Town Sports International Holdings, Inc. Announces
Appointment of
Paul N. Arnold as Chairman of the Board of Directors
NEW YORK, May 8, 2006 —Town Sports International Holdings, Inc. (“TSI”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs brands, announced today that its Board of Directors has appointed Paul N. Arnold as Chairman of the Board. Mr. Arnold has served as a director of TSI since April 1997. Mr. Arnold has served as Chairman and Chief Executive Officer of Cort Business Services, Inc., a Berkshire Hathaway company, since 2000. “We are very pleased that Mr. Arnold has accepted the Chairmanship,” Robert Giardina, TSI’s Chief Executive Officer said. “Mr. Arnold has played an important role in helping to build and steer the company, and his broad experience will serve us well.”
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 clubs and 432,000 members in the U.S. In addition, the Company operates three facilities in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com
Contact:
Richard Pyle, CFO, ph: 212-246-6700 x209,
email: investor.relations@town-sports.com